Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2024 Results

First Quarter Key Metrics
•Total revenue increased 5% to $4.1 billion, including organic revenue growth of 5%
•Operating margin decreased 210 basis points to 36.0%, and operating margin, adjusted for certain items, increased 100 basis points to 39.7%
•EPS increased 6% to $5.35, and EPS, adjusted for certain items, increased 9% to $5.66
•For the first three months of 2024, cash flows from operations was $309 million, and free cash flow decreased 29% to $261 million

First Quarter Highlights
•On April 25, 2024, subsequent to the close of the quarter, completed the acquisition of NFP, a leading middle-market provider of risk, benefits, wealth and retirement plan advisory solutions, for enterprise value of $13.0 billion. Accretion and free cash flow benefit realization now expected a year earlier than modeled at announcement
•Repurchased 0.8 million class A ordinary shares for approximately $250 million
•Published our 2023 Impact Report, highlighting progress against our long-term commitments and solutions for clients
•Subsequent to the close of the quarter, announced a 10% increase to the quarterly cash dividend

DUBLIN - April 26, 2024 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2024.

Net income attributable to Aon shareholders increased 6% to $5.35 per share on a diluted basis, compared to $5.07 per share on a diluted basis, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 9% to $5.66 on a diluted basis, including a favorable impact of $0.02 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $5.17 in the prior year period. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

“Our global team delivered strong operating results in the first quarter, including 5% organic revenue growth, 100 basis points of adjusted operating margin improvement, and 9% adjusted EPS growth” said Greg Case, Chief Executive Officer. “We’re delighted to welcome NFP to Aon and look forward to working together to help clients address increasing volatility across risk and people issues, enabled by Aon Business Services. With this earlier-than-expected close, we’re moving even faster to address client demand, create more opportunities for our 60,000 colleagues, strengthen the long-term free cash flow profile of the firm, and enhance long-term shareholder value creation.”

FIRST QUARTER 2024 FINANCIAL SUMMARY

Total revenue in the first quarter increased 5% to $4.1 billion compared to the prior year period, reflecting 5% organic revenue growth, a 1% favorable impact from fiduciary investment income and a 1% favorable impact from foreign currency translation, partially offset by a 2% unfavorable impact from acquisitions, divestitures and other items.

Total operating expenses in the first quarter increased 9% to $2.6 billion compared to the prior year period due primarily to Accelerating Aon United restructuring charges, an increase in expense associated with 5% organic revenue growth, investments in long-term growth, and a $22 million unfavorable impact from foreign currency translation, partially offset by $20 million of restructuring savings realized in the quarter.

Foreign currency translation in the first quarter had a $4 million, or $0.02 per share, favorable impact on U.S. GAAP net income and a $4 million, or $0.02 per share, favorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.05 per share, or an approximately $15 million decrease in adjusted operating income, in the second quarter of 2024, and an unfavorable impact of approximately $0.03 per share, or an approximately $9 million decrease in adjusted operating income for full year 2024.

Effective tax rate was 23.2% in the first quarter compared to 19.6% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the first quarter of 2024 was 22.6% compared to 19.6% in the prior year period. The primary drivers of the change in the adjusted effective tax rate were the changes in the geographical distribution of income and a net unfavorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 200.1 million in the first quarter compared to 207.1 million in the prior year period. The Company repurchased 0.8 million class A ordinary shares for approximately $250 million in the first quarter. As of March 31, 2024, the Company had approximately $3.1 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2024 CASH FLOW SUMMARY

Cash flows provided by operations for the first three months of 2024 decreased $134 million to $309 million compared to the prior year period, primarily due to higher receivables, payments related to E&O, restructuring, higher cash taxes and transaction and integration costs, partially offset by strong operating income growth.

Free cash flow, defined as cash flows from operations less capital expenditures, decreased 29%, to $261 million for the first three months of 2024 compared to the prior year period, reflecting a decrease in cash flows provided by operations, partially offset by a $28 million decrease in capital expenditures compared to the prior year period, which was elevated due to the timing of projects and investments within the year.

FIRST QUARTER 2024 REVENUE REVIEW

The first quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended March 31,
(millions)	2024	2023	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other Items	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,808	$1,778	2%	1%	1%	(3)%	3%
Reinsurance Solutions	1,167	1,077	8	—	1	—	7
Health Solutions	733	671	9	1	—	2	6
Wealth Solutions	370	350	6	2	—	—	4
Eliminations	(8)	(5)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,070	$3,871	5%	1%	1%	(2)%	5%

Total revenue increased $199 million, or 5%, to $4.1 billion, compared to the prior year period, with organic revenue growth of 5%, driven by ongoing strong retention, net new business generation, and management of the renewal book, a 1% favorable impact from fiduciary investment income and a 1% favorable impact from foreign currency translation partially offset by a 2% unfavorable impact from acquisitions, divestitures and other items.

Commercial Risk Solutions organic revenue growth of 3% reflects growth across most major geographies driven by strong retention, management of the renewal book, and net new business generation. Growth in retail brokerage was highlighted by solid growth in EMEA and Asia and the Pacific, driven by continued strength in core P&C. Results in the U.S. were pressured, reflecting lower net new business and the ongoing impacts from external capital markets activity. Results also reflect growth in Affinity globally across both consumer and benefits solutions. On average globally, exposures and pricing were positive, resulting in modestly positive market impact.

Reinsurance Solutions organic revenue growth of 7% reflects strong growth in treaty, driven by strong retention and new business generation, as well as double-digit growth in the Strategy and Technology Group. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is typically driven by facultative placements, capital markets activity and advisory work that is more transactional in nature.

Health Solutions organic revenue growth of 6% reflects strong growth globally in core health and benefits brokerage driven by new business generation and management of the renewal book. Strength in the core was highlighted by solid growth in all major geographies. Results also reflect strong growth in Consumer Benefit Solutions, partially offset by a decline in Talent driven by lower project-related revenue in advisory solutions.

Wealth Solutions organic revenue growth of 4% reflects strong growth in Retirement, driven by advisory demand and project-related work related to pension de-risking and ongoing impact of regulatory changes.

Investments declined modestly as strong advisory demand in North America was more than offset by a decline in project-related work in the U.K.
FIRST QUARTER 2024 EXPENSE REVIEW

	Three Months Ended March 31,
(millions)	2024	2023	$ Change	% Change
Expenses
Compensation and benefits	$1,883	$1,792	$91	5%
Information technology	124	139	(15)	(11)
Premises	71	75	(4)	(5)
Depreciation of fixed assets	44	38	6	16
Amortization and impairment of intangible assets	16	25	(9)	(36)
Other general expense	348	329	19	6
Accelerating Aon United Program expenses	119	—	119	100
Total operating expenses	$2,605	$2,398	$207	9%

Compensation and benefits expense increased $91 million, or 5%, compared to the prior year period due primarily to an increase in expense associated with 5% organic revenue growth, and an $18 million unfavorable impact from foreign currency translation, partially offset by savings from Accelerating Aon United restructuring actions.

Information technology expense decreased $15 million, or 11%, compared to the prior year period due primarily to elevated technology costs and investments in the prior year period, noting that spend may vary between quarters given timing of projects and investments within the year.

Premises expense decreased $4 million, or 5%, compared to the prior year period, reflecting a reduction to our real estate footprint.

Depreciation of fixed assets increased $6 million, or 16%, compared to the prior year period due primarily to ongoing investments in Aon Business Services-enabled technology platforms to drive long-term growth.

Amortization and impairment of intangible assets decreased $9 million, or 36%, compared to the prior year period due primarily to ongoing portfolio management and a decrease associated with assets fully amortized in the prior year period.

Other general expense increased $19 million, or 6%, compared to the prior year period primarily due to $15 million of transaction and integration costs associated with the acquisition of NFP.

Accelerating Aon United Program expenses were $119 million, relating to workforce optimization, asset impairments, and technology and other costs.

FIRST QUARTER 2024 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and adjusted operating margin in the first quarters of 2024 and 2023, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended March 31,
(millions)	2024	2023	% Change
Revenue	$4,070	$3,871	5%
Expenses	2,605	2,398	9%
Operating income	$1,465	$1,473	(1)%
Operating margin	36.0%	38.1%
Operating income - as adjusted	$1,615	$1,498	8%
Operating margin - as adjusted	39.7%	38.7%

Operating income decreased $8 million, or 1%, and operating margin decreased 210 basis points to 36.0%, each compared to the prior year period. Operating income, adjusted for certain items detailed on page 10 of this press release, increased $117 million, or 8%, and operating margin, adjusted for certain items, increased 100 basis points to 39.7%, each compared to the prior year period. The increase in adjusted operating income reflects organic revenue growth, increased fiduciary investment income, and $20 million of restructuring savings realized in the quarter, partially offset by increased expenses and investments in long-term growth.
Interest income increased $23 million to $28 million compared to the prior year period primarily reflecting interest earned on the investment of $5 billion of term debt proceeds which were used to fund the purchase of NFP. Interest expense increased $33 million to $144 million compared to the prior year period, reflecting an overall increase in total debt, primarily due to the issuance of $5 billion of term debt to fund the purchase of NFP, and higher interest rates. Other income was $75 million compared to Other expense of $25 million in the prior year period primarily related to deferred consideration from the 2017 sale of our outsourcing business. Other expense - as adjusted decreased $18 million compared to the prior year period primarily due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and a decrease in non-cash net periodic pension cost.
Net income attributable to Aon shareholders increased 2% to $1.1 billion compared to the prior year period. Net income attributable to Aon shareholders, adjusted for certain items, increased 6% to $1.1 billion compared to the prior year period.

Conference Call, Presentation Slides, and Webcast Details

The Company will host a conference call on Friday, April 26, 2024 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries and sovereignties with the clarity and confidence to make better risk and people decisions that help protect and grow their businesses.
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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions (including impacts from instability in the banking or commercial real estate sectors) or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate ; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd.); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine and the Israel-Hamas conflict; the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new systems; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment businesses or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; significant transaction and integration costs or difficulties in connection with the acquisition of NFP or unknown or inestimable liabilities; and potential impact of the acquisition of NFP on relationships, including with suppliers, customers, employees and regulators.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2023 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, NFP transaction and integration costs, certain legal settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures (including held for sale businesses), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Will Dunn
+1 847-442-0622	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(millions, except per share data)	2024	2023	% Change
Revenue
Total revenue	$4,070	$3,871	5%
Expenses
Compensation and benefits	1,883	1,792	5%
Information technology	124	139	(11)%
Premises	71	75	(5)%
Depreciation of fixed assets	44	38	16%
Amortization and impairment of intangible assets	16	25	(36)%
Other general expense	348	329	6%
Accelerating Aon United Program expenses	119	—	100%
Total operating expenses	2,605	2,398	9%
Operating income	1,465	1,473	(1)%
Interest income	28	5	460%
Interest expense	(144)	(111)	30%
Other income (expense)	75	(25)	400%
Income before income taxes	1,424	1,342	6%
Income tax expense (1)	331	263	26%
Net income	1,093	1,079	1%
Less: Net income attributable to noncontrolling interests	22	29	(24)%
Net income attributable to Aon shareholders	$1,071	$1,050	2%

Basic net income per share attributable to Aon shareholders	$5.38	$5.09	6%
Diluted net income per share attributable to Aon shareholders	$5.35	$5.07	6%
Weighted average ordinary shares outstanding - basic	199.1	206.1	(3)%
Weighted average ordinary shares outstanding - diluted	200.1	207.1	(3)%
(1)The effective tax rate was 23.2% and 19.6% for the three months ended March 31, 2024 and 2023, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended March 31,
(millions)	2024	2023	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other Items	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,808	$1,778	2%	1%	1%	(3)%	3%
Reinsurance Solutions	1,167	1,077	8	—	1	—	7
Health Solutions	733	671	9	1	—	2	6
Wealth Solutions	370	350	6	2	—	—	4
Elimination	(8)	(5)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,070	$3,871	5%	1%	1%	(2)%	5%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended March 31, 2024 and 2023 was $79 million and $52 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures (including held for sale businesses), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2024	2023	% Change
Cash Provided by Operating Activities	$309	$443	(30)%
Capital Expenditures	(48)	(76)	(37)%
Free Cash Flows (1)	$261	$367	(29)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31,
(millions, except percentages)	2024	2023	% Change
Revenue	$4,070	$3,871	5%

Operating income	$1,465	$1,473	(1)%
Amortization and impairment of intangible assets	16	25
Accelerating Aon United Program expenses (2)	119	—
Transaction and integration costs (3)	15	—
Operating income - as adjusted	$1,615	$1,498	8%
Operating margin	36.0%	38.1%
Operating margin - as adjusted	39.7%	38.7%

	Three Months Ended March 31,
(millions, except percentages)	2024	2023	% Change
Operating income - as adjusted	$1,615	$1,498	8%
Interest income	28	5	460%
Interest expense	(144)	(111)	30%
Other income (expense):
Other income (expense) - pensions	(10)	(17)	(41)%
Other income (expense) - other - as adjusted (4)	3	(8)	138%
Other income (expense) - as adjusted	(7)	(25)	(72)%
Income before income taxes - as adjusted	1,492	1,367	9%
Income tax expense (5)	337	268	26%
Net income - as adjusted	1,155	1,099	5%
Less: Net income attributable to noncontrolling interests	22	29	(24)%
Net income attributable to Aon shareholders - as adjusted	$1,133	$1,070	6%
Diluted net income per share attributable to Aon shareholders - as adjusted	$5.66	$5.17	9%
Weighted average ordinary shares outstanding - diluted	200.1	207.1	(3)%
Effective Tax Rates (5)
U.S. GAAP	23.2%	19.6%
Non-GAAP	22.6%	19.6%
(1)Certain noteworthy items impacting operating income in the three months ended March 31, 2024 and 2023 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)Total charges are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation and technology costs.
(3)In the fourth quarter of 2023, Aon entered into a definitive agreement to acquire NFP, which closed on April 25, 2024. As part of the acquisition, Aon incurred $11 million of transaction costs in the three months ended March 31, 2024 including advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the acquisition. The NFP acquisition also will result in certain non-recurring integration costs associated with colleague severance, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $4 million of integration costs in the three months ended March 31, 2024.
(4)In the first quarter of 2024, the Company earned $82 million of deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to the 2017 sale of the benefits administration and business process outsourcing business.
(5)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with the anticipated sale of certain assets and liabilities classified as held for sale, certain legal settlements, Accelerating Aon United Program expenses, deferred compensation from a prior year sale of business, and certain transaction and integration costs related to the acquisition of NFP, which are adjusted at the related jurisdictional rate.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$995	$778
Short-term investments	5,413	369
Receivables, net	4,035	3,254
Fiduciary assets (1)	17,161	16,307
Other current assets	1,020	996
Total current assets	28,624	21,704
Goodwill	8,302	8,414
Intangible assets, net	217	234
Fixed assets, net	590	638
Operating lease right-of-use assets	628	650
Deferred tax assets	1,254	1,195
Prepaid pension	627	618
Other non-current assets	525	506
Total assets	$40,767	$33,959

Liabilities and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,925	$2,262
Short-term debt and current portion of long-term debt	606	1,204
Fiduciary liabilities	17,161	16,307
Other current liabilities	2,146	1,878
Total current liabilities	21,838	21,651
Long-term debt	15,916	9,995
Non-current operating lease liabilities	611	641
Deferred tax liabilities	129	115
Pension, other postretirement, and postemployment liabilities	1,198	1,225
Other non-current liabilities	1,103	1,074
Total liabilities	40,795	34,701

Equity (deficit)
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,969	6,944
Accumulated deficit	(2,700)	(3,399)
Accumulated other comprehensive loss	(4,404)	(4,373)
Total Aon shareholders' deficit	(133)	(826)
Noncontrolling interests	105	84
Total deficit	(28)	(742)
Total liabilities and equity (deficit)	$40,767	$33,959
(1)Includes cash and short-term investments of $7,117 million and $6,901 million as of March 31, 2024 and December 31, 2023, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2024	2023
Cash flows from operating activities
Net income	$1,093	$1,079
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of fixed assets	44	38
Amortization and impairment of intangible assets	16	25
Share-based compensation expense	130	127
Deferred income taxes	(76)	(70)
Other, net	(82)	—
Change in assets and liabilities:
Receivables, net	(826)	(664)
Accounts payable and accrued liabilities	(343)	(443)
Accelerating Aon United Program liabilities	34	—
Current income taxes	163	126
Pension, other postretirement and postemployment liabilities	(12)	(9)
Other assets and liabilities	168	234
Cash provided by operating activities	309	443
Cash flows from investing activities
Proceeds from investments	118	13
Purchases of investments	(56)	(11)
Net sales (purchases) of short-term investments - non fiduciary	(5,046)	280
Acquisition of businesses, net of cash and funds held on behalf of clients	(4)	(2)
Sale of businesses, net of cash and funds held on behalf of clients	75	1
Capital expenditures	(48)	(76)
Cash provided by (used for) investing activities	(4,961)	205
Cash flows from financing activities
Share repurchase	(250)	(550)
Proceeds from issuance of shares	25	25
Cash paid for employee taxes on withholding shares	(130)	(157)
Commercial paper issuances, net of repayments	(591)	(173)
Issuance of debt	5,942	744
Increase in fiduciary liabilities, net of fiduciary receivables	394	636
Cash dividends to shareholders	(123)	(115)
Noncontrolling interests and other financing activities	(6)	(6)
Cash provided by financing activities	5,261	404
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(146)	58
Net increase in cash and cash equivalents and funds held on behalf of clients	463	1,110
Cash, cash equivalents and funds held on behalf of clients at beginning of period	7,722	7,076
Cash, cash equivalents and funds held on behalf of clients at end of period	$8,185	$8,186
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$995	$1,119
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	73	—
Funds held on behalf of clients	7,117	7,067
Total cash and cash equivalents and funds held on behalf of clients	$8,185	$8,186